EXHIBIT 10.2












                                    GUARANTY

                                       BY

                               HOWELL CORPORATION

                                   IN FAVOR OF

                 BANK ONE, TEXAS, NATIONAL ASSOCIATION, AS AGENT






                           Dated as of March 31, 1995





                 CREDIT FACILITY TO HOWELL PETROLEUM CORPORATION

                                TABLE OF CONTENTS



                                                          Page

ARTICLE I DEFINITIONS AND INTERPRETATION                    1

     1.1  Terms Defined Above                               1
     1.2  Terms Defined in Credit Agreement                 2
     1.3  Additional Defined Terms                          2
     1.4  Undefined Financial Accounting Terms              3
     1.5  References.                                       3
     1.6  Articles and Sections                             3
     1.7  Number and Gender                                 3

ARTICLE II     GUARANTY                                     4

     2.1  Guaranty                                          4
     2.2  Absolute, Complete, and Continuing Guaranty       4
     2.3  Liability Not Impaired                            4
     2.4  Primary Liability                                 5
     2.5  Security; Additional Guarantees                   5
     2.6  Waivers                                           5
     2.7  Pursuit of Remedies                               5
     2.8  Status of Borrower                                5
     2.9  Independent Review; Solvency                      6
     2.10 Enforcement Costs                                 6

ARTICLE III    REPRESENTATIONS AND WARRANTIES               6

     3.1  Due Authorization                                 6
     3.2  Corporate Existence                               6
     3.3  Valid and Binding Obligations                     7

ARTICLE IV     AFFIRMATIVE COVENANTS                        7

     4.1  Maintenance and Access to Records                 7
     4.2  Notices of Certain Events                         7
     4.3  Additional Information                            8
     4.4  Maintenance of Corporate Existence and
           Good Standing                                    8
     4.5  Compliance with Laws                              9
     4.6  Payment of Assessments and Charges                9
     4.7  Indemnification                                   9
     4.8  Further Assurances                                10

ARTICLE V NEGATIVE COVENANTS                                10

     5.1  Indebtedness                                      11
     5.2  Contingent Obligations                            11
     5.3  Liens                                             11
     5.4  Sales of Assets                                   11
     5.5  Loans or Advances                                 12
     5.6  Investments                                       12
     5.7  Dividends and Distributions                       12
     5.8  Capital Expenditures                              12
     5.9  Issuance of Stock; Changes in Corporate Structure 13
     5.10 Transactions with Affiliates                      13
     5.11  Rental or Lease Agreements                       13
     5.12 Tangible Net Worth                                13
     5.13 Current Ratio                                     13
     5.14 Total Debt to Capitalization Ratio                13
     5.15 Cash Flow Coverage                                13

ARTICLE VI     MISCELLANEOUS                                14

     6.1  Survival of Representations, Warranties, and
           Covenants                                        14
     6.2  Notices and Other Communications                  14
     6.3  Parties in Interest                               14
     6.4  Rights of Third Parties                           15
     6.5  No Waiver; Rights Cumulative                      15
     6.6  Survival Upon Unenforceability                    15
     6.7  Amendments; Waivers                               15
     6.8  Review of Guaranty                                15
     6.9  Payments                                          15
     6.10 GOVERNING LAW                                     15
     6.11 JURISDICTION AND VENUE                            16
     6.12 WAIVER OF RIGHTS TO JURY TRIAL                    16
     6.13 ENTIRE AGREEMENT                                  16

     GUARANTY


          This GUARANTY (this "Guaranty") dated as of March 31, 1995, is by HOWELL CORPORATION, a Delaware corporation (the "Guarantor"), in favor of the Lenders signatory to the Credit Agreement (as such term is defined below) from time to time (together with their respective successors and assigns, the "Lenders"), and BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association ("Bank One"), as Agent for the Lenders pursuant to the Credit Agreement (in such capacity, together with its successors in such capacity pursuant to the terms of the Credit Agreement, the "Agent").


     W I T N E S S E T H :

          WHEREAS, pursuant to the terms and conditions of the Credit Agreement dated of even date herewith by and among Howell Petroleum Corporation, a Delaware corporation (the "Borrower"), the Agent, and the Lenders (as such agreement may be amended, restated, or supplemented from time to time, the "Credit Agreement"), the Lenders have agreed to extend credit to or for the benefit of the Borrower;

          WHEREAS, the Guarantor has heretofore executed that certain Guaranty dated December 31, 1992, in favor Bank One (as heretofore amended or supplemented from time to time, the "Prior Guaranty"), guaranteeing all Indebtedness of the Borrower to Bank One under the Existing Credit Agreement (as such term is defined in the Credit Agreement);

          WHEREAS, the Guarantor, as the sole shareholder of the Borrower, will derive substantial direct and indirect benefits from the extension of credit to the Borrower pursuant to the Credit Agreement;

          WHEREAS, pursuant to the Credit Agreement and as an inducement to the Lenders to extend credit to the Borrower pursuant to the Credit Agreement, the Guarantor has agreed to execute this Guaranty in favor of the Agent for the benefit of the Lenders;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree that the Prior Guaranty is hereby amended and restated in its entirety to read as follows:


                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

          1.1 Terms Defined Above. As used in this Guaranty, each of the terms "Agent," "Bank One," "Borrower," "Credit Agreement," "Guarantor," "Guaranty," "Lenders," and "Prior Guaranty" shall have the meaning assigned to such term hereinabove.

          1.2 Terms Defined in Credit Agreement. Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

          1.3 Additional Defined Terms. As used in this Guaranty, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

          "Consolidated Cash Flow" shall mean, for any period, (a) the sum of Consolidated Net Income for such period, Consolidated Interest Expense for such period, and consolidated depreciation, amortization, and other non-cash expenses for the Guarantor and the Subsidiaries for such period deducted in the determination of Consolidated Net Income for such period, minus (b) cash dividends paid by the Guarantor and non-cash revenues of the Guarantor and the Subsidiaries during such period.

          "Consolidated Debt Service" shall mean, for any period, an amount equal to the sum of Consolidated Interest Expense for such period plus Consolidated Principal Payments for such period.

          "Consolidated Interest Expense" shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of the Guarantor and the Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP.

          "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Guarantor and the Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP.

          "Consolidated Principal Payments" shall mean, for any period, the total amount of all mandatory payments of principal with respect to Indebtedness of the Guarantor and the Subsidiaries, on a consolidated basis, for such period, but excluding any principal payments by the Borrower with respect to the Obligations prior to the Commitment Termination Date.

          "Current Assets" shall mean the sum of all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Guarantor and the Subsidiaries as of the date of calculation plus an amount equal to the Available Commitment as of such date.

          "Current Liabilities" shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Guarantor and the Subsidiaries as of the date of calculation other than current liabilities with respect to the Obligations and the Obligations (as defined in the Howell Crude Oil Credit Agreement).

          "Guaranteed Indebtedness" shall mean the Indebtedness and other obligations as to which payment is guaranteed by the Guarantor hereunder pursuant to Section 2.1.

          "Howell Crude Oil Credit Agreement" shall mean the Credit Agreement dated as of March 31, 1995, by and among Howell Crude Oil Company, Bank One, as Agent, and the lenders signatory thereto, as amended, restated, or supplemented from time to time.

          "Howell Crude Oil Related Parties" shall mean Howell Crude Oil Company, Howell Pipeline Texas, Inc., and Howell Pipeline USA, Inc.

          "Subsidiaries" shall mean all Subsidiaries (as defined in the Credit Agreement) of the Guarantor.

          "Tangible Net Worth" shall mean (a) total assets, as would, in accordance with GAAP, be reflected on a consolidated balance sheet of the Guarantor and the Subsidiaries, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, and goodwill minus (b) total liabilities, as would, in accordance with GAAP, be reflected on a consolidated balance sheet of the Guarantor and the Subsidiaries.

          1.4 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Guaranty shall have the meanings assigned to such terms according to GAAP.

          1.5 References. The words "hereby," "herein," "hereinabove," "hereinafter," "hereinbelow," "hereof," "hereunder," and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular Article, Section, or provision of this Guaranty. References in this Guaranty to Article or Section numbers are to such Articles or Sections of this Guaranty unless otherwise specified.

          1.6 Articles and Sections. This Guaranty, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

          1.7 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.


                                   ARTICLE II

                                    GUARANTY

          2.1 Guaranty. The Guarantor unconditionally guarantees to the Agent and the Lenders the prompt payment and performance when due (whether at stated maturity, by acceleration, or otherwise) of the Obligations.

          2.2 Absolute, Complete, and Continuing Guaranty. This is an absolute, complete, and continuing Guaranty; and no notice of the Obligations, the making of any Loans, the issuance of any Letter of Credit, the making of any Letter of Credit Payment, or any extension of credit now or hereafter contracted by or extended to the Borrower need be given to the Guarantor. The grant of any Liens by the Guarantor shall not in anyway limit or be construed as limiting the Agent to collect payment of any liability of the Guarantor incurred hereby from the Collateral, but it is expressly understood and provided that the liability of the Guarantor hereunder shall constitute the absolute and unconditional obligation of the Guarantor. The Borrower and the Lenders may, in accordance with the terms of the Credit Agreement, rearrange, extend, and/or renew all or any portion of the Obligations without notice to the Guarantor; and in such event, the Guarantor shall remain fully bound hereunder for payment of the Guaranteed Indebtedness. The obligations of the Guarantor hereunder shall not be released, impaired, or diminished by any amendment, modification, or alteration of any Loan Document, except as may be expressly provided in any such amendment, modification, or alteration. The Guarantor shall remain liable under this Guaranty regardless of whether the Borrower or any other guarantor be found not liable on all or any part of the Obligations for any reason, including, without limitation, insanity, minority, disability, bankruptcy, insolvency, death, liquidation, or dissolution, even though rendering all or any part of the Obligations void, unenforceable, or uncollectible as against the Borrower or any other guarantor. This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Indebtedness is rescinded or must otherwise be returned by the Agent or any Lender upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, all as though such payment had not been made and will, thereupon, guarantee payment of such amount as to which refund or restitution has been made, together with interest accruing thereon subsequent to the date of refund or restitution at the applicable rate under the Credit Agreement and collection costs and fees (including, without limitation, attorneys' fees) applicable thereto.

          2.3 Liability Not Impaired. The liabilities and obligations of the Guarantor hereunder shall not be affected or impaired by (a) the failure of the Agent or any other Person to exercise diligence or reasonable care in the preservation, protection, or other handling or treatment of all or any part of the Collateral, (b) the failure of any Lien intended to be granted or created to secure all or any part of the Obligations to be properly perfected or created or the unenforceability of any Lien for any other reason, or (c) the subordination of any such Lien to any other Lien.

          2.4 Primary Liability. The liability of the Guarantor for the payment of the Guaranteed Indebtedness shall be primary and not secondary.

          2.5 Security; Additional Guarantees. The Guarantor authorizes the Agent and the Lenders, without notice to or demand upon the Guarantor and without affecting the liability of the Guarantor hereunder, (a) to take and hold security voluntarily provided by any Person as security for the payment of all or any portion of the Guaranteed Indebtedness and the other Obligations, and to exchange, enforce, waive, and/or release any such security; (b) to apply such security and direct the order or manner of sale thereof as the Agent or the Lenders in their discretion may determine; and (c) to obtain a guaranty of all or any portion of the Guaranteed Indebtedness and the other Obligations from any one or more other Persons and to enforce, waive, rearrange, modify, limit, or release at any time or times such other Persons from their obligations under such guaranties, whether with or without consideration.

          2.6 Waivers. The Guarantor waives any right to require the Agent or any Lender to (a) proceed against the Borrower or make any effort at the collection of the Guaranteed Indebtedness from the Borrower or any other guarantor or Person liable for all or any part of the Guaranteed Indebtedness,
(b) proceed against or exhaust any collateral securing the Guaranteed Indebtedness, or (c) pursue any other remedy in the power of the Agent or any Lender. The Guarantor further waives any and all rights and remedies of suretyship, including, without limitation, those it may have or be able to assert by reason of the provisions of Chapter 34 of the Texas Business and Commerce Code. The Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of all or any part of the Obligations. The Guarantor expressly waives all notices of any kind, presentment for payment, demand for payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, dishonor, diligence, notice of any amendment of any Loan Document, notice of any adverse change in the financial condition of the Borrower, notice of any adjustment, indulgence, forbearance, or compromise that might be granted or given by the Agent or any Lender to the Borrower, and notice of acceptance of this Guaranty, acceptance on the part of the Agent being conclusively presumed by its request for this Guaranty and the delivery of this Guaranty to the Agent. The liability and obligations of the Guarantor hereunder shall not be affected or impaired by any action or inaction by the Agent or any Lender in regard to any matter waived or notice of which is waived by the Guarantor in this Guaranty.

          2.7 Pursuit of Remedies. The Agent and the Lenders may pursue any remedy without altering the obligations of the Guarantor hereunder and without liability to the Guarantor, even though the pursuit of such remedy may result in the loss by the Guarantor of rights of subrogation or to proceed against others for reimbursement or contribution or any other right.

          2.8 Status of Borrower. Should the status of the Borrower change in any way, as a result of reorganization or dissolution, any sale, lease, or transfer of any or all of the assets of the Borrower, any change in the shareholders, partners, or members of the Borrower or otherwise, this Guaranty shall continue and shall cover the Guaranteed Indebtedness under the new status. This Section shall not, however, be construed to authorize any action by the Borrower otherwise prohibited under the Credit Agreement or any other Loan Document.

          2.9 Independent Review; Solvency. The Guarantor is familiar with and has independently reviewed the books and records regarding the financial condition of the Borrower and is familiar with the value of any and all property intended as Collateral; however, the Guarantor is not relying on such financial condition or such Collateral as an inducement to enter into this Guaranty. The Guarantor acknowledges that it is not relying on any representations (oral or otherwise) of the Agent, any Lender or any other Person except as may be expressly described in this Guaranty. As of the date hereof, and after giving effect to this Guaranty and the contingent obligations evidenced hereby, the Guarantor is and will be solvent, and has and will have Property which, valued fairly, exceed the obligations, debts, and liabilities of the Guarantor, and has and will have Property in the State of Texas sufficient to satisfy, repay, and discharge the same. In the event of the insolvency of the Guarantor, the Agent shall have the option to declare the Guaranteed Indebtedness immediately due and payable from the Guarantor.

          2.10 Enforcement Costs. If the Guaranteed Indebtedness is not paid by the Guarantor when due, as required herein, and this Guaranty is placed in the hands of an attorney for collection or is enforced by suit or through probate or bankruptcy court or through any other judicial proceedings, the Guarantor shall pay to the Agent an amount equal to the reasonable attorneys' fees and collection costs incurred by the Agent or any Lender in the collection of the Guaranteed Indebtedness.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          To induce the Agent and the Lenders to enter into the Credit Agreement and to make Loans to or for the benefit of and to issue Letters of Credit for the account of the Borrower, the Guarantor represents and warrants to the Agent (which representations and warranties shall survive the delivery of this Guaranty and the other Loan Documents) that:

          3.1 Due Authorization. The execution and delivery by the Guarantor of this Guaranty and each other Loan Document to which the Guarantor is a party and the performance of all obligations of the Guarantor hereunder are within the power of the Guarantor, have been duly authorized by all necessary corporate action, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Guarantor is a party or by which any Property of the Guarantor may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien upon any Property of the Guarantor other than as contemplated by the Loan Documents.

          3.2 Corporate Existence. The Guarantor is a corporation duly organized, legally existing, and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

          3.3 Valid and Binding Obligations. This Guaranty and each other Loan Document to which the Guarantor is a party, when duly executed and delivered by the Guarantor, will be the legal, valid, and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.


                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

          Unless agreed in writing by the Agent to the contrary, the Guarantor covenants, so long as any Obligation remains outstanding or unpaid or any Commitment exists, to:

          4.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent or any Lender, make such records available for inspection by the Agent or any Lender and, at the expense of the Guarantor, allow the Agent or any Lender to make and take away copies thereof.

          4.2 Notices of Certain Events. Deliver to the Agent and each Lender, promptly upon having knowledge thereof, a written statement with respect to the occurrence of any of the following events or circumstances, signed by a Responsible Officer of the Guarantor and setting forth the relevant event or circumstance and the steps being taken by the Guarantor or any Subsidiary with respect to such event or circumstance:

          (a)  any Default or Event of Default;

          (b) any default or event of default under any contractual obligation of the Guarantor or any Subsidiary, or any litigation, investigation, or proceeding between the Guarantor or any Subsidiary and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding involving the Guarantor or any Subsidiary as a defendant or in which any Property of the Guarantor or any Subsidiary is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

          (d) the receipt by the Guarantor or any Subsidiary of any Environmental Complaint or any formal request from any Governmental Authority for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by the Guarantor or any Subsidiary or from, affecting, or related to any Property of the Guarantor or any Subsidiary, the effect of which could reasonably be expected to have a Material Adverse Effect;

          (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of the Guarantor or any Subsidiary following any allegation of a violation of any Requirement of Law, the effect of which could reasonably be expected to have a Material Adverse Effect;

          (f) any Release of Hazardous Substances by the Guarantor or any Subsidiary or from, affecting, or related to any Property of the Guarantor or any Subsidiary or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

          (g) any Reportable Event or imminently expected Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization, or Insolvency of, any Multiemployer Plan, or the institution of proceedings or the taking of any other action by PBGC, the Guarantor, or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from or the termination, Reorganization, or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder, the effect of which could reasonably be expected to have a Material Adverse Effect, and the action being taken by the Internal Revenue Service with respect thereto; and

          (h) any other event or condition which could reasonably be expected to cause a Material Adverse Effect.

          4.3 Additional Information. Furnish to the Agent and each Lender, within five days after any material report (other than financial statements) or other material communication is sent by the Guarantor or any Subsidiary to its stockholders (in their capacity as stockholders) or filed by the Guarantor or any Subsidiary with the Securities and Exchange Commission or any successor or analogous Governmental Authority or with the Federal Energy Regulatory Commission or the Texas Railroad Commission, copies of such report or communication promptly upon the request of the Agent or any Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Guarantor and the Subsidiaries as the Agent or any Lender may from time to time request.

          4.4 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdiction of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same except to the extent failure to do so would not have a Material Adverse Effect.

          4.5 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, (a) comply with all applicable Requirements of Law, including, without limitation, (i) the Natural Gas Policy Act of 1978, as amended, (ii) ERISA, (iii) Environmental Laws, and (iv) all permits, licenses, registrations, approvals, and authorizations (A) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Guarantor, (B) required for the performance of the operations of the Guarantor, or (C) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and (b) cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Guarantor, while such Persons are acting within the scope of their relationship with the Guarantor, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Guarantor to so comply.

          4.6 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Guarantor, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect; and provide evidence satisfactory to the Agent of the payment by the Guarantor of its obligations to the Department of Energy promptly after the making of each such payment by the Guarantor.

          4.7 Indemnification. INDEMNIFY AND HOLD THE AGENT AND EACH LENDER AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEY-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT OR THE LENDERS UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM THE PROPERTY OF THE GUARANTOR OR ANY SUBSIDIARY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF THE PROPERTY OF THE GUARANTOR OR ANY SUBSIDIARY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE GUARANTOR OR ANY SUBSIDIARY OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE GUARANTOR OR ANY SUBSIDIARY OR ANY PREDECESSOR IN TITLE, OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER THE PROPERTY OF THE GUARANTOR OR ANY SUBSIDIARY, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE GUARANTOR OR ANY SUBSIDIARY OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE GUARANTOR OR ANY SUBSIDIARY WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE GUARANTOR OR ANY SUBSIDIARY, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, ANY ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY THE AGENT OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE AGENT OR ANY LENDER OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE AGENT OR THE LENDERS UNDER ANY SECURITY INSTRUMENT, BUT EXCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT OR ANY LENDER; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS OF THE GUARANTOR HEREUNDER AND ALL OTHER OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT AND THE CREDIT AGREEMENT.

          4.8 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents executed by the Guarantor and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Agent, be necessary to fulfill the terms of the Loan Documents executed by the Guarantor.


                                    ARTICLE V

                               NEGATIVE COVENANTS

          Unless agreed in writing by the Agent to the contrary, so long as any Obligation remains outstanding or unpaid or any Commitment exists, the Guarantor will not:

          5.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 120 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, (c) Subordinated Debt, (d) crude oil, natural gas, or other hydrocarbon swap agreements, in form and substance and with a Person acceptable to the Required Lenders, provided that each commitment issued under any approved crude oil, natural gas, or other hydrocarbons swap agreement must also be approved by the Required Lenders, (e) interest rate swap or other financial hedging agreements, in form and substance and with a Person acceptable to the Required Lenders, (f) obligations (other than Indebtedness for borrowed money or capitalized leases and obligations to the Department of Energy) secured by Permitted Liens, (g) currently existing Indebtedness of the Guarantor to the Department of Energy not exceeding the principal amount of $9,387,000, or (h) Indebtedness of the Guarantor to Paul N. Howell not exceeding $2,250,000.

          5.2 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation; provided, however, the foregoing restriction shall not apply to (a) performance guarantees, performance surety or other bonds provided in the ordinary course of business, (b) Contingent Obligations with respect to indemnity obligations of the Howell Crude Oil Related Parties under or pursuant to the Purchase and Sale Agreement (as defined in the Howell Crude Oil Credit Agreement), (c) trade credit incurred or operating leases entered into in the ordinary course of business, if permitted pursuant to the other terms of this Guaranty, (d) the Obligations (as defined in the Howell Crude Oil Credit Agreement), (e) the Guaranteed Indebtedness, (f) Contingent Obligations (other than with respect to Indebtedness for borrowed money or capitalized leases and obligations to the Department of Energy) secured by Permitted Liens, or (g) the guaranty of the obligations of Howell Transportation Services, Inc. owing to Associates Leasing, Inc. in an amount not exceeding $170,000.

          5.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Properties, whether now owned or hereafter acquired, or its capital stock, or permit any Subsidiary to do so; provided, however, the foregoing restrictions shall not apply to (a) Permitted Liens, (b) Permitted Liens as such term is defined in the Howell Crude Oil Credit Agreement, (c) Liens on Property acquired by the Guarantor or any Subsidiary after the Closing Date and in effect at the time of such acquisition, or (d) Liens securing the purchase price of Property acquired by the Guarantor or any Subsidiary in the ordinary course of business provided that such Liens cover only the acquired Property.

          5.4 Sales of Assets. Without the prior written consent of the Required Lenders, sell, transfer, or otherwise dispose of, in one or any series of transactions in any 12-month period, assets, whether now owned or hereafter acquired, or enter into any agreement to do so, or permit any Subsidiary to do any of the foregoing in this Section; provided, however, the foregoing restrictions shall not apply to (a) the sale of assets the aggregate book value of which for the Guarantor and the Subsidiaries does not exceed in the aggregate five percent (5%) of the net worth of the Guarantor, (b) the sale of hydrocarbons or inventory in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate the Guarantor or any Subsidiary to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (c) the sale by the Howell Crude Oil Related Parties of crude oil pursuant to forward sales agreements, or (d) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Guarantor or any Subsidiary.

          5.5 Loans or Advances. Make or agree to make loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to
(a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees for the payment of expenses in the ordinary course of business, or (c) so long as no Default or Event of Default exists, loans or advances to any Subsidiary.

          5.6 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person, or permit any Subsidiary to do so; provided, however, the foregoing restriction shall not apply to the purchase or acquisition of (a) Oil and Gas Properties, (b) the Pipeline Properties (as defined in the Howell Crude Oil Credit Agreement), (c) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody's Investor Service, Inc. or A-2 by Standard & Poor's Corporation and with maturities of no more than one year from the date of acquisition, or
(iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits, and bankers' acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through the Agent, any Lender, or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (d) other short-term Investments similar in nature and degree of risk to those described in clause (c) of this Section, (e) money-market funds, or (f) capital expenditures for Howell Hydrocarbons & Chemicals, Inc. permitted by Section 5.8.

          5.7 Dividends and Distributions. Declare, pay, or make, whether in cash or other Property, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock at any time that a Default or Event of Default exists or will occur as the result of the payment of such dividend or distribution.

          5.8 Capital Expenditures. Make expenditures in any fiscal year on behalf of Howell Hydrocarbons & Chemicals, Inc. ("Howell Hydrocarbons"), or permit Howell Hydrocarbons to do so, in excess of (a) the net income (exclusive of any non-cash income) of Howell Hydrocarbons for such fiscal year as determined in accordance with GAAP plus (b) depreciation, amortization, and other non-cash expenses for such period deducted in the determination of net income for such period.

          5.9 Issuance of Stock; Changes in Corporate Structure. Issue or agree to issue additional shares of capital stock, in one or any series of transactions for any consideration other than cash; enter into any transaction of consolidation, merger, or amalgamation; or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution); or permit any Subsidiary to do any of the foregoing in this Section.

          5.10 Transactions with Affiliates. Directly or indirectly, enter into any material transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate, or permit any Subsidiary to do so.

          5.11 Rental or Lease Agreements. Enter into any contract to rent or lease as lessee any Properties, real or personal, or permit any Subsidiary to do so; provided, however, the foregoing restrictions shall not apply to (a) leases in effect as of the Closing Date and renewals and extensions thereof under terms and conditions not materially different from those in effect as of the Closing Date, (b) oil, gas, and mineral leases, (c) leases by the Howell Crude Oil Related Parties of operating tankage at Webster, Texas, from Exxon Pipeline Company (or its affiliate), the rental or lease payments for which in any calendar or fiscal year do not exceed $237,600, or (d) other operating leases the rental and lease payments under which in any calendar or fiscal year do not exceed $500,000 in the aggregate for all such leases of the Guarantor and the Subsidiaries.

          5.12 Tangible Net Worth. Permit Tangible Net Worth to be less than $65,250,000 plus (a) 50% of positive Consolidated Net Income for all fiscal quarters ending subsequent to December 31, 1994, and (b) 70% of any increase in net worth of the Guarantor resulting from the sale or issuance of capital stock after December 31, 1994; provided, however, in the event the Borrower is required by GAAP to write down the carrying value of its Oil and Gas Properties as a result of lower prices for hydrocarbons, the required level of Tangible Net Worth shall be reduced by the amount of such write down but not more than $5,000,000 in the aggregate for all such write downs.

          5.13 Current Ratio. Permit the ratio of Current Assets to Current Liabilities to be less than 1.0 to 1.0 at any time.

          5.14 Total Debt to Capitalization Ratio. Permit the ratio of Total Debt to Capitalization to be greater than .65 to 1.0 at any time prior to December 31, 1995, or greater than .6 to 1.0 on or subsequent to December 31, 1995.

          5.15 Cash Flow Coverage. Permit, as of the close of any fiscal quarter, the ratio of (a) Consolidated Cash Flow for the preceding four fiscal quarters to (b) Consolidated Debt Service for such quarters to be less than 1.75 to 1.0.


                                   ARTICLE VI

                                  MISCELLANEOUS

          6.1 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Guarantor and all covenants and agreements herein made shall survive the making of the Loans and the issuance of the Letters of Credit and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

          6.2 Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

          (a)  if to the Agent or any Lender, to:

               Bank One, Texas, National Association
               910 Travis
               Houston, Texas 77002
               Attention:  Energy Group
               (or for notice by mail, to:
               P. O. Box 2629
               Houston, Texas 77252-2629
               Attention: Energy Group)
               Telecopy:  (713) 751-3544

          (b)  if to the Guarantor, to:

               Howell Corporation
               1111 Fannin, Suite 1500
               Houston, Texas 77002
               Attention:  Allyn Skelton
               Telecopy:  (713) 658-4007

          Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

          6.3 Parties in Interest. Subject to any applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Guarantor or the Agent shall be binding upon and inure to the benefit of the Guarantor, the Agent, or the Lenders, as the case may be, and their respective legal representatives, successors, and assigns.

          6.4 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Guarantor, the Agent, and the Lenders and their successors and assigns. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

          6.5 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent or any Lender, their officers or employees, nor any failure or delay by the Agent or any Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent and the Lenders under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

          6.6 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Guaranteed Indebtedness or the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Guaranteed Indebtedness or the Obligations.

          6.7 Amendments; Waivers. Neither this Guaranty nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

          6.8 Review of Guaranty. This Guaranty was reviewed by the Guarantor, and the Guarantor acknowledges and agrees that it understands fully all of the terms of this Guaranty and the consequences and implications of its execution of this Guaranty and has been afforded an opportunity to have this Guaranty reviewed by an attorney and such other Persons as desired and to discuss the terms, consequences, and implications of this Guaranty with such attorney and other Persons.

          6.9 Payments. All amounts becoming payable by the Guarantor under this Guaranty shall be payable to the Agent at the address of the Agent set forth hereinabove.

          6.10 GOVERNING LAW. THIS GUARANTY SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW, PROVIDED, HOWEVER, THAT VERNON'S TEXAS CIVIL STATUTES,
ARTICLE 5069, CHAPTER 15 (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI-PARTY ACCOUNTS) SHALL NOT APPLY.

          6.11 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS GUARANTY OR ANY OTHER LOAN DOCUMENT TO WHICH THE GUARANTOR IS A PARTY MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE AGENT, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE GUARANTOR HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION.

          6.12 WAIVER OF RIGHTS TO JURY TRIAL. THE GUARANTOR AND THE AGENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE AGENT OR ANY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THE CREDIT AGREEMENT.

          6.13 ENTIRE AGREEMENT. THIS GUARANTY AMENDS, RESTATES AND REPLACES THE PRIOR GUARANTY AND CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENTS, WHETHER WRITTEN OR ORAL, BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT HEREOF, INCLUDING, WITHOUT LIMITATION, THE PRIOR GUARANTY AND THE CORRESPONDENCE DATED FEBRUARY 9, 1995, FROM BANK ONE TO THE GUARANTOR AND THE TERM SHEET ENCLOSED THEREWITH. FURTHERMORE, IN THIS REGARD, THIS GUARANTY AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

          IN WITNESS WHEREOF, this Guaranty is executed as of the date first above written.

                              HOWELL CORPORATION


                              By:  /s/ Paul W. Funkhouser
                                   ----------------------
                                    Paul W. Funkhouser
                                    President


                              BANK ONE, TEXAS, NATIONAL
                              ASSOCIATION, AS AGENT


                              By:  /s/ Stephen M. Smith
                                   --------------------
                                   Stephen M. Smith
                                   Vice President